Exhibit 10.13

Memorandum of Agreement of Employment of Edward J. Resch

September 11, 2002

Mr. Edward J. Resch

1 Evergreen Lane

Colts Neck, NJ 07722

Dear Ed:

On behalf of State Street, I am pleased to provide you with our revised offer of employment to you, subject to a satisfactory completion of references and legally required background investigation, as Executive Vice President, Chief Financial Officer. In this position, you will be reporting directly to David A. Spina, Chairman and Chief Executive Officer. Your compensation package will consist of the following:

•	An annualized base salary of $500,000 paid on the 15th and the 30th of each month, less all applicable taxes.

•	A sign-on bonus of $1,000,000. Of this amount, $500,000 will be payable to you 30 days from your date of hire, and $500,000 will be payable to you in February 2003.

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You will be eligible to participate in the Senior Executive Annual Incentive Plan starting in the 2003 plan year. Your ongoing annual incentive target will be 75% of base salary; actual payout will be based on corporate business results and your individual performance.

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An initial grant of 28,500 stock options to be awarded in September 2002, pending approval of the Executive Compensation Committee. Once these options are issued they will vest one-third ( 1/3) each year for a three-year period. The first third will vest in September 2003. These options will expire ten years from grant date.

•	A grant of 14,000 restricted stock awards. These awards will vest a third each year over a three-year period beginning in December 2003.

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In December 2002 you will be eligible to receive a long-term incentive opportunity in the form of performance units (or an equivalent plan), valued at approximately $500,000 annually based on company performance and payable after December, 2004.

•	Execution of a Change in Control (CIC) agreement within 30 days upon your joining the company. The agreement will have a single trigger and will cover base and bonus for three years.

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Severance benefits of up to two years of base salary and benefits. In addition, should a Change-in-Control occur within 36 months of your date of hire, you will be eligible for an additional payment of one year’s base salary and target bonus. This additional severance provision will lapse at the completion of 36 months of service.

•

Full relocation under our executive relocation program with temporary living arrangements for up to six months, as required. Please refer to the letter outlining relocation benefits, which was provided to you last week.

•	Documents detailing our benefits have also been provided to you under separate cover.

Please note that this material does not constitute a contract of employment for a fixed term. Either you or the company may terminate your employment relationship at any time. This offer is contingent upon completion of normal background verification and your providing proof of eligibility for employment, which complies with the Immigration Reform and Control Act.

September 11, 2002

Upon your arrival, Pam Keel, Manager of Staffing Support, will work with you to complete the necessary paperwork prior to your start date. She will also talk with you about our Officer Orientation Program. In addition, Boon Ooi, our Manager of Worldwide Compensation and U.S. Benefits, will meet with you to review the details of our health, welfare and pension plans, options for deferred compensation, and any questions you may have related to your overall compensation and benefits. Boon is available for clarification of any questions you may have. He can be reached at 617-985-6348.

Your signature below will indicate that you do not have a competitive agreement with your current or past employers which conflicts with your employment at State Street and that you will not disclose to State Street any proprietary information belonging to your current or past employer.

A copy of this letter is enclosed for your records. Please sign and return this letter to me in the enclosed envelope as soon as possible.

It is sincerely a pleasure to welcome you to State Street. I am confident that you will make a valuable contribution to the company. Please do not hesitate to call me at 617-664-1666, if I may be of any assistance to you. Welcome!

Sincerely,

/s/ Luis J. de Ocejo
Luis J. de Ocejo
Executive Vice President Human Resources & Organizational Performance TBD

/s/ Edward J. Resch
Edward J. Resch	9/16/02	Start Date

cc: David A. Spina